Walmart U.S. Q2 comps1 grew 1.8% and Walmart U.S. eCommerce GMV2 grew 67%,
Company reports Q2 FY18 GAAP EPS of $0.96; Adjusted EPS3 of $1.08

Total revenue was $123.4 billion, an increase of $2.5 billion, or 2.1%. Excluding currency[3], total revenue was $124.4 billion, an increase of $3.5 billion, or 2.9%.
"Thanks to the team for delivering another solid quarter. Our customers are responding to the improvements in stores and online, and our results reflect this. Traffic increases at store level and the eCommerce growth rate are key highlights. We are moving faster and becoming more creative as we strive to make every day easier for busy families."

Doug McMillon
President and CEO, Walmart

Walmart U.S. comp sales[1] increased 1.8% with traffic growth of 1.3%, marking the twelfth consecutive quarter with positive comp sales.

E-commerce growth at Walmart U.S. remained strong, led by organic growth through Walmart.com. Net sales and GMV grew 60% and 67%, respectively, as customers continued to respond well to new initiatives and an expanded assortment of more than 67 million SKUs.

Net sales at Walmart International were $28.3 billion, a decrease of 1.0%. Excluding currency[3], net sales were $29.3 billion, an increase of 2.5%. Nine of eleven markets posted positive comp sales.

Second quarter EPS included a charge of $0.17 for loss on extinguishment of debt in connection with the company's recently completed debt tender offers. This discrete charge was partially offset by the gain from the sale of the Suburbia business in Mexico, which benefited EPS by $0.05.

Key results
(Amounts in millions, except as noted)

	Q2 FY18	Q2 FY17	Change

Revenue	$123,355	$120,854	$2,501	2.1%
Revenue (constant currency)[3]	$124,395	$120,854	$3,541	2.9%
Operating income	$5,969	$6,165	-$196	-3.2%
Operating income (constant currency)[3]	$6,069	$6,165	-$96	-1.6%

Free Cash Flow	YTD FY18	$ Change	Returns to Shareholders	Q2 FY18	% Change
Operating cash flow	$11,360	-$3,571	Dividends	$1,539	-1.3%
Capital expenditures	$4,423	-$196	Share repurchases[4]	$2,262	6.8%
Free cash flow[3]	$6,937	-$3,375	Total	$3,801	3.4%

1 Represents Walmart U.S. comparable sales excluding fuel. Including fuel, Walmart U.S. comparable sales grew 1.9%. See additional information at the end of this release regarding non-GAAP financial measures.
2 GMV represents the total U.S. dollar volume of merchandise sold or services rendered for all transactions, including marketplace transactions, that are generally initiated through our eCommerce platforms or include our owned inventory sold on other third party platforms. For additional information, visit stock.walmart.com.
3 See additional information at the end of this release regarding non-GAAP financial measures.
4 $4.8 billion remaining of $20 billion authorization approved in October 2015. The company repurchased approximately 30 million shares in Q2 fiscal 2018.

NYSE: WMT	August 17, 2017	stock.walmart.com

Guidance

•	Fiscal year 2018 GAAP EPS: $4.18 to $4.28

•	Fiscal year 2018 adjusted EPS[1]: $4.30 to $4.40

•	Third quarter fiscal year 2018 EPS: $0.90 to $0.98

•	Comp sales for the 13-week period ending Oct. 27, 2017:

◦	Walmart U.S. (ex. fuel)[1]: +1.5% to +2.0%

◦	Sam's Club (ex. fuel)[1]: +1.0% to +1.5%

Segment results

U.S.	Q2 FY18	Q2 FY17	Change
Net sales	$78,738	$76,241	$2,497	3.3%
Comp sales (ex. fuel)[1,2]	1.8%	1.6%	20 bps	N/A
Traffic	1.3%	1.2%	10 bps	N/A
Ticket	0.5%	0.4%	10 bps	N/A
E-commerce	~70 bps	~40 bps	~30 bps	N/A
Operating income	$4,618	$4,519	$99	2.2%

	Q2 FY18	Q2 FY17	Change

Net sales	$28,331	$28,621	-$290	-1.0%
Net sales (constant currency)[1]	$29,326	$28,621	$705	2.5%
Operating income	$1,592	$1,727	-$135	-7.8%
Operating income (constant currency)[1]	$1,692	$1,727	-$35	-2.0%

	Q2 FY18	Q2 FY17	Change

Net sales	$14,880	$14,543	$337	2.3%
Comp sales (ex. fuel)[1,2]	1.2%	0.6%	60 bps	N/A
Traffic	2.1%	-0.4%	250 bps	N/A
Ticket	-0.9%	1.0%	-190 bps	N/A
E-commerce	~80 bps	~60 bps	~20 bps	N/A
Operating income	$404	$472	-$68	-14.4%

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ended July 28, 2017, compared to 13-week period ended July 29, 2016, and excludes fuel.

NYSE: WMT	August 17, 2017	stock.walmart.com

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 260 million customers and members visit our more than 11,600 stores under 59 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2017 revenue of $485.9 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact
Steve Schmitt (479) 258-7172

Media Relations contact
Randy Hargrove (800) 331-0085

Along with this press release, Walmart makes available a recorded call with executive leaders and a financial presentation to review business results, provide strategic updates, and comment on expectations for the future. We provide that call in both audio form and in a written transcript. Details on accessing the call are as follows:

•	877-523-5612 (U.S. and Canada)

•	201-689-8483 (other countries)

•	Passcode: 9256278 (Walmart)

The call is archived at stock.walmart.com

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NYSE: WMT	August 17, 2017	stock.walmart.com

Forward-Looking Statements

This release contains statements as to Walmart management's guidance regarding earnings per share for the three months ending October 31, 2017 and fiscal year ending January 31, 2018, and adjusted earnings per share for the fiscal year ending January 31, 2018, and Walmart U.S.'s comparable sales and Sam's Club's comparable sales, excluding fuel, for the 13 weeks ending October 27, 2017.  Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by, the Private Securities Litigation Reform Act of 1995, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels;

•	competitive pressures;

•	inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the impact of acquisitions, divestitures and store or club closures;

•	Walmart's ability to successfully integrate acquired businesses, including within the e-commerce space;

•
Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	customer traffic and average ticket in Walmart's stores and clubs and on its e-commerce websites;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	the amount of Walmart's total sales and operating expenses in the various markets in which it operates;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, e-commerce websites, mobile apps, initiatives, programs and merchandise offerings;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements, trade restrictions and tariff rates;

•	the level of public assistance payments;

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks; and

•	Walmart's expenditures for FCPA and other compliance related costs.
Such risks, uncertainties and factors also include the risks relating to Walmart’s strategy, operations and performance and the financial, legal, tax, regulatory, compliance, reputational and other risks discussed in Walmart’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. Walmart urges you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on Walmart’s operations or financial performance. The forward-looking statements made in this release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(Dollars in millions, except per share data)	2017	2016	Percent Change	2017	2016	Percent Change
Revenues:
Net sales	$121,949	$119,405	2.1%	$238,475	$234,391	1.7%
Membership and other income	1,406	1,449	(3.0)%	2,422	2,367	2.3%
Total revenues	123,355	120,854	2.1%	240,897	236,758	1.7%
Costs and expenses:
Cost of sales	91,521	89,485	2.3%	179,209	176,029	1.8%
Operating, selling, general and administrative expenses	25,865	25,204	2.6%	50,482	49,289	2.4%
Operating income	5,969	6,165	(3.2)%	11,206	11,440	(2.0)%
Interest:
Debt	522	509	2.6%	1,028	1,008	2.0%
Capital lease and financing obligations	91	79	15.2%	183	165	10.9%
Interest income	(38)	(22)	72.7%	(73)	(46)	58.7%
Interest, net	575	566	1.6%	1,138	1,127	1.0%
Loss on extinguishment of debt	788	—	N/A	788	—	N/A
Income before income taxes	4,606	5,599	(17.7)%	9,280	10,313	(10.0)%
Provision for income taxes	1,502	1,710	(12.2)%	3,024	3,208	(5.7)%
Consolidated net income	3,104	3,889	(20.2)%	6,256	7,105	(11.9)%
Consolidated net income attributable to noncontrolling interest	(205)	(116)	76.7%	(318)	(253)	25.7%
Consolidated net income attributable to Walmart	$2,899	$3,773	(23.2)%	$5,938	$6,852	(13.3)%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.96	$1.21	(20.7)%	$1.97	$2.19	(10.0)%
Diluted net income per common share attributable to Walmart	$0.96	$1.21	(20.7)%	$1.96	$2.18	(10.1)%

Weighted-average common shares outstanding:
Basic	3,008	3,109		3,021	3,126
Diluted	3,021	3,119		3,034	3,136

Dividends declared per common share	$—	$—		$2.04	$2.00

Wal-Mart Stores, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollars in millions)	July 31,	January 31,	July 31,
ASSETS	2017	2017	2016
Current assets:
Cash and cash equivalents	$6,469	$6,867	$7,676
Receivables, net	5,395	5,835	5,275
Inventories	43,442	43,046	43,453
Prepaid expenses and other	1,457	1,941	1,828
Total current assets	56,763	57,689	58,232
Property and equipment:
Property and equipment	183,545	179,492	178,596
Less accumulated depreciation	(75,375)	(71,782)	(69,729)
Property and equipment, net	108,170	107,710	108,867
Property under capital lease and financing obligations:
Property under capital lease and financing obligations	12,581	11,637	11,544
Less accumulated amortization	(5,398)	(5,169)	(5,001)
Property under capital lease and financing obligations, net	7,183	6,468	6,543

Goodwill	18,037	17,037	16,339
Other assets and deferred charges	11,413	9,921	7,905
Total assets	$201,566	$198,825	$197,886

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$3,262	$1,099	$1,932
Accounts payable	42,389	41,433	39,902
Dividends payable	3,057	—	3,101
Accrued liabilities	19,686	20,654	19,651
Accrued income taxes	505	921	720
Long-term debt due within one year	3,254	2,256	2,265
Capital lease and financing obligations due within one year	658	565	551
Total current liabilities	72,811	66,928	68,122

Long-term debt	33,706	36,015	36,673
Long-term capital lease and financing obligations	6,763	6,003	6,070
Deferred income taxes and other	9,240	9,344	7,877

Commitments and contingencies

Equity:
Common stock	299	305	310
Capital in excess of par value	2,352	2,371	1,915
Retained earnings	84,838	89,354	85,972
Accumulated other comprehensive loss	(11,100)	(14,232)	(11,672)
Total Walmart shareholders’ equity	76,389	77,798	76,525
Nonredeemable noncontrolling interest	2,657	2,737	2,619
Total equity	79,046	80,535	79,144
Total liabilities and equity	$201,566	$198,825	$197,886

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 31,
(Dollars in millions)	2017	2016
Cash flows from operating activities:
Consolidated net income	$6,256	$7,105
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	5,169	4,905
Deferred income taxes	94	33
Other operating activities	772	(361)
Changes in certain assets and liabilities:
Receivables, net	585	443
Inventories	233	1,055
Accounts payable	535	1,864
Accrued liabilities	(1,720)	(387)
Accrued income taxes	(564)	274
Net cash provided by operating activities	11,360	14,931

Cash flows from investing activities:
Payments for property and equipment	(4,423)	(4,619)
Proceeds from the disposal of property and equipment	212	260
Proceeds from disposal of certain operations	1,012	—
Business acquisitions, net of cash acquired	(363)	—
Other investing activities	3	(57)
Net cash used in investing activities	(3,559)	(4,416)

Cash flows from financing activities:
Net change in short-term borrowings	2,144	(857)
Proceeds from issuance of long-term debt	1,503	130
Payments of long-term debt	(4,177)	(2,026)
Dividends paid	(3,088)	(3,133)
Purchase of Company stock	(4,447)	(4,852)
Dividends paid to noncontrolling interest	(473)	(270)
Purchase of noncontrolling interest	(8)	(103)
Other financing activities	(85)	(103)
Net cash used in financing activities	(8,631)	(11,214)

Effect of exchange rates on cash and cash equivalents	432	(330)

Net increase (decrease) in cash and cash equivalents	(398)	(1,029)
Cash and cash equivalents at beginning of year	6,867	8,705
Cash and cash equivalents at end of year	$6,469	$7,676

Wal-Mart Stores, Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	July 31,			July 31,
(dollars in millions)	2017	2016	Percent Change	2017	2016	Percent Change
Walmart U.S.	$78,738	$76,241	3.3%	$4,618	$4,519	2.2%
Walmart International	28,331	28,621	-1.0%	1,592	1,727	-7.8%
Sam's Club	14,880	14,543	2.3%	404	472	-14.4%
Corporate and support	—	—	N/A	-645	-553	16.6%
Consolidated	$121,949	$119,405	2.1%	$5,969	$6,165	-3.2%

U.S. comparable sales results

	With Fuel		Without Fuel[1]		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	7/28/2017	7/29/2016	7/28/2017	7/29/2016	7/28/2017	7/29/2016
Walmart U.S.	1.9%	1.6%	1.8%	1.6%	0.1%	0.0%
Sam's Club	1.4%	-1.2%	1.2%	0.6%	0.2%	-1.8%
Total U.S.	1.8%	1.1%	1.7%	1.4%	0.1%	-0.3%

1 See additional information at the end of this release regarding non-GAAP financial measures.

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $11.4 billion and $14.9 billion for the six months ended July 31, 2017 and 2016, respectively. We generated free cash flow of $6.9 billion and $10.3 billion for the six months ended July 31, 2017 and 2016, respectively. The decreases in net cash provided by operating activities and free cash flow were due to an increase in incentive payments and timing of other payments. Additionally, the six months ended July 31, 2016 included a greater benefit from our improvement in working capital management.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Six Months Ended
	July 31,
(Dollars in millions)	2017	2016
Net cash provided by operating activities	$11,360	$14,931
Payments for property and equipment (capital expenditures)	-4,423	-4,619
Free cash flow	$6,937	$10,312

Net cash used in investing activities[1]	$-3,559	$-4,416
Net cash used in financing activities	$-8,631	$-11,214
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar ("non-USD entities") into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions of non-USD entities, if any, until such acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions of non-USD entities.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and six months ended July 31, 2017.

	Three Months Ended July 31,				Six Months Ended July 31,
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2017	Percent Change[1]	2017	Percent Change[1]	2017	Percent Change[1]	2017	Percent Change[1]
Total revenues:
As reported	$29,000	-1.5%	$123,355	2.1%	$56,429	-2.4%	$240,897	1.7%
Currency exchange rate fluctuations[2]	1,040	N/A	1,040	N/A	2,248	N/A	2,248	N/A
Constant currency total revenues	$30,040	2.1%	$124,395	2.9%	$58,677	1.5%	$243,145	2.7%

Net sales:
As reported	$28,331	-1.0%	$121,949	2.1%	$55,428	-2.3%	$238,475	1.7%
Currency exchange rate fluctuations[2]	995	N/A	995	N/A	2,193	N/A	2,193	N/A
Constant currency net sales	$29,326	2.5%	$122,944	3.0%	$57,621	1.6%	$240,668	2.7%

Operating income:
As reported	$1,592	-7.8%	$5,969	-3.2%	$2,755	-4.7%	$11,206	-2.0%
Currency exchange rate fluctuations[2]	100	N/A	100	N/A	206	N/A	206	N/A
Constant currency operating income	$1,692	-2.0%	$6,069	-1.6%	$2,961	2.4%	$11,412	-0.2%
1 Change versus prior year comparable period.
2 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Adjusted EPS
The adjusted diluted earnings per share from continuing operations attributable to Walmart (Adjusted EPS) for each of the three-month periods ended July 31, 2017 and 2016 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts not excluded in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP (EPS) for each of the three-month periods ended July 31, 2017 and 2016. Management believes that the Adjusted EPS for each of the three-month periods ended July 31, 2017 and 2016 is a meaningful measure to share with investors because that measure, which adjusts EPS for such period for certain items recorded in such period, is the measure that best allows comparison of the performance for the comparable period. In addition, the measure affords investors a view of what management considers Walmart's core earnings performance for each of the three-month periods ended July 31, 2017 and 2016 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable period.

We have calculated Adjusted EPS for the three months ended July 31, 2017 by adjusting EPS for the following: (1) the loss on the early extinguishment of certain debt and (2) the gain on the sale of Suburbia in Mexico. Adjusted EPS for the three months ended July 31, 2017 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months ended July 31, 2017.

	Three Months Ended July 31, 2017
Diluted earnings per share:
Reported EPS				$0.96

Adjustments:	Pre-Tax Impact	Tax Impact[1]	NCI Impact[2]	Net Impact
Loss on Early Extinguishment of Debt	$0.26	-$0.09	$—	$0.17
Gain on Sale of Suburbia	-0.13	0.04	0.04	-0.05
Net adjustments				$0.12

Adjusted EPS				$1.08

1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.
2 Calculated based on the ownership percentages of the country's noncontrolling interest.

As previously disclosed in our second quarter period ended July 31, 2016 press release, we have calculated Adjusted EPS for the three months ended July 31, 2016 by adjusting EPS for the amount of the dilutive impact of the gain on the sale of Yihaodian in China. Adjusted EPS for the three months ended July 31, 2016 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months ended July 31, 2016.

	Three Months Ended July 31, 2016
Diluted earnings per share:
Reported EPS			$1.21

Adjustment:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Gain on the Sale of Yihaodian in China	-$0.17	$0.03	-$0.14

Adjusted EPS			$1.07

1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.

Adjusted EPS Guidance
Adjusted EPS Guidance is considered a non-GAAP financial measure. Management believes that Adjusted EPS Guidance for Fiscal 2018 is a meaningful metric to share with investors because that metric, which adjusts EPS for certain items to be recorded in the period, is the metric that best allows comparison of the expected performance for Fiscal 2018 to the comparable prior period. In addition, the metric affords investors a view of what management is forecasting for Walmart's core earnings performance for Fiscal 2018 and also affords investors the ability to make a more informed assessment of the core earnings performance for the comparable period.
We have calculated Adjusted EPS Guidance for Fiscal 2018 by adjusting for the amount of the impact of: (1) the loss on the early extinguishment of certain debt and (2) the gain on the sale of Suburbia in Mexico.

	Fiscal 2018
Diluted net income per share:
Forecasted EPS				$4.18 - $4.28

Adjustments:	Pre-Tax Impact	Tax Impact[1]	NCI Impact[2]	Net Impact
Loss on Early Extinguishment of Debt	$0.26	-$0.09	$—	$0.17
Gain on Sale of Suburbia	-0.13	0.04	0.04	-0.05
Net adjustments				$0.12

Adjusted EPS Guidance				$4.30 - $4.40

1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.
2 Calculated based on the ownership percentages of the noncontrolling interest at Walmex.

Comparable Sales Measures Excluding Fuel
The comparable sales of the company's Walmart U.S. and Sam's Club operating segments for the 13-week period ended July 28, 2017, and July 29, 2016, and our guidance for comparable sales for the 13-week period ending October 27, 2017, in each case calculated or forecasted by excluding fuel sales for such periods (the "Comparable Sales Measures Excluding Fuel"), are non-GAAP financial measures as defined by the SEC's rules. We believe the most directly comparable financial measures computed in accordance with GAAP are the comparable sales calculated by including fuel sales for the corresponding periods.

We believe that the presentation of the Comparable Sales Measures Excluding Fuel provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales, which are affected by the volatility of fuel prices, on Walmart U.S. and Sam's Club's comparable sales for the periods presented.

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